Exhibit 99.1

NEWS RELEASE

[logo] A. Schulman Inc.

Corporate Headquarters

FOR IMMEDIATE RELEASE

A. SCHULMAN REPORTS FISCAL 2003 THIRD-QUARTER RESULTS

— Sales increase 14.9% for the quarter —
— Net income of $0.08 per share includes $4.1 million restructuring charge —
— Company provides business outlook for fiscal fourth quarter —

AKRON, Ohio – July 10, 2003 – A. Schulman Inc. (Nasdaq: SHLM) announced today that sales for the third fiscal quarter ended May 31, 2003 were $298.4 million, an increase of 14.9% over sales of $259.6 million for the same quarter last year. The translation effect of foreign currencies increased sales by $33 million or 12.7%. Tonnage declined 6.1%, but price and product mix increased sales by 8.3%.

Net income for the fiscal 2003 third quarter was $2,380,000 or $0.08 per diluted share. Earnings for the same period last year were $11,704,000 or $0.39 per diluted share. The current quarter included $4,093,000 of restructuring charges for the Company’s North American operations. The translation effect of foreign currencies, primarily the higher value of the Euro, increased earnings by $2,472,000 or $0.08 per share.

The restructuring charge of $4.1 million for the North American operations includes $2.4 million for the discontinuance of manufacturing and a write-down of assets at the Company’s Dispersion plant in Orange, Texas. The closing, which will generate approximately $5 million in annual savings beginning in fiscal 2004, is planned for completion by August 31, 2003. This plant has an annual production capacity of approximately 60 million pounds and represents 12% of A. Schulman’s North American capacity.

Also included in the total restructuring charge is $1.4 million for equipment and other assets related to a line of products that was discontinued due to low margins and lack of acceptable growth opportunities. The $0.3 million balance of the restructuring charge is related to labor force reductions at the Company’s Bellevue, Ohio facility.

“We believe that the many actions we have taken this year will provide a sound foundation for fiscal 2004 and the years ahead,” said Terry L. Haines, president and chief executive officer.

“There will be additional restructuring charges in our fourth quarter ending August 31, 2003,” Haines said. “These charges will cover further costs pertaining to the shutdown of our Dispersion plant in Texas, adjustments for the reorganization of our business processes and the write-off of other assets with no future value.”

Total fiscal 2003 restructuring charges for North America will be approximately $8 million.

-more-

3550 WEST MARKET STREET   AKRON, OH 44333 U.S.A.   TELEPHONE 330/666-3751

Nine-month Results

For the nine months ended May 31, 2003, sales were $833.5 million, up $122.2 million or 17.2% over sales of $711.3 million for the comparable nine-month period last year. Tonnage was up 2.3%, and the translation effect of foreign currencies increased sales by $72.2 million or 10.1%. Price and product mix increased sales by 4.8% for the nine-month period.

Net income for the fiscal 2003 nine-month period was $15,397,000 or $0.51 per diluted share compared with last year’s nine-month earnings of $21,371,000 or $0.72 per diluted share. The translation effect of foreign currencies, mainly the higher value of the Euro, increased earnings by $5,092,000 or $0.17 per share. Earnings for the nine-month period included the charge of $4,093,000 for restructuring in North America.

Review of Europe, Asia and North America

Sales in Europe and Asia were $193.7 million for the third quarter, an increase of 27% over last year. Tonnage for the quarter declined 7%, mainly in the Company’s merchant and distribution activities. The major reason for the large increase in sales was the translation effect from the higher value of the Euro. Quarterly operating income from Europe and Asia was $19,271,000, an increase of $2,061,000 or 12% over last year’s income of $17,210,000. The translation effect of foreign currencies increased income by $2,472,000 for the quarter. Gross profit margins for the quarter were 17.9%, down from 20.2% in the same quarter last year, primarily due to the higher cost of plastic resins and competitive price pressures.

North America had an operating loss of $5,746,000, excluding restructuring charges, compared with an operating profit of $1,229,000 in the third quarter last year. Sales were $104.7 million, down 2% from the same quarter last year. Tonnage was off 4.7%. Gross profit margins were 9.8% compared with 16% in last year’s quarter. The primary reasons for the decline in margins were sharply higher costs of plastic resins, an increase in cost due to lower production volumes and an increase in sales of products with lower margins.

Effective Tax Rates

The effective tax rates of 72.3% for the third quarter and 53.5% for the nine-month period are higher than the statutory rate of 35% primarily because no tax benefits have been recorded on losses in the United States, including the restructuring charge of $4.1 million. The current quarter includes a tax benefit of $1.2 million for a deferred tax asset in Mexico. The third quarter of 2002 included a $1.3 million tax benefit from the carry-back of a United States loss because of a change in the tax laws.

Update on Profit Improvement Program

“The North American profit improvement program we initiated in January 2003 is now in its final stage,” Haines said. “This program is focused on our U.S. operations and is designed to improve our cost efficiencies and profitability.”

The program should generate annual pre-tax earnings of $6 to $7 million beginning in fiscal 2004. Implementation costs of this program were $1.4 million in the third quarter and $2.3 million for the nine-month period.

-more-

The closing of the Dispersion plant will generate annual savings of approximately $5 million. These savings along with the benefits from the profit improvement program should provide annual benefits of at least $12 million. The Company also has a number of other initiatives in progress which should increase the total annual benefits to approximately $15 million beginning in fiscal 2004.

Business Overview and Outlook

“Though we have taken many positive actions this year, the results of fiscal 2003, to date, have been disappointing,” Haines said. “We are operating in a very difficult environment. Business continues to soften, especially in the United States. The months of May and June 2003 in particular were surprisingly weak and volume has declined. Our gross profit margins continue to weaken due to the higher cost of plastic resins and competitive price pressures.”

Haines added, “Results of the Company’s European operations have been good. These results, however, have been enhanced due to the translation effect from the higher value of the Euro. Nevertheless, as we enter the traditional holiday period we have noticed a weakening in our order level in Europe. Prices of resins worldwide are now starting to decline and customers have reduced inventories in anticipation of lower prices in the months ahead.”

Because of these challenging market conditions, the Company anticipates that earnings for the final quarter of fiscal 2003, including the balance of restructuring charges for North America, will be down from last year’s fourth-quarter net income of $10.8 million or $0.36 per diluted share.

“The anticipated annual savings of approximately $15 million from the reduction of capacity, the rationalization of products and our profit improvement program will help us return to profitability in North America,” Haines said. “We believe that as a result of these initiatives, combined with the expected performance of our European operations, A. Schulman will be in an extremely good position to compete effectively in today’s markets and post improving earnings in future periods.”

Conference Call on the Web

A live Internet broadcast of A. Schulman’s conference call regarding fiscal 2003 third-quarter earnings can be accessed at 3:30 p.m. Eastern time on Thursday, July 10, 2003, at www.vcall.com, where the webcast replay will be archived.

About A. Schulman Inc.

Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,400 people and has 13 manufacturing facilities in North America, Europe, Mexico and the Asia-Pacific region. Revenues for the fiscal year ended August 31, 2002 were approximately $967 million. Additional information about A. Schulman can be found on the World Wide Web at www.aschulman.com.

-more-

Forward-Looking Statements

Statements in this release which are not historical facts are forward-looking statements which involve risks and uncertainties and actual events or results could differ materially from those expressed or implied in this release. These “forward-looking statements” are based on currently available information. They are also inherently uncertain, and investors must recognize that events could turn out to be significantly different from what was expected. Examples of such uncertainties include, but are not limited to, the following:

•	Worldwide and regional economic, business and political conditions

•	Fluctuations in the value of the currencies in major areas where the Company operates, i.e., the U.S. dollar, the Euro, U.K. pound sterling, Canadian dollar, Mexican peso and Indonesian rupiah

•	Fluctuations in the prices of plastic resins and other raw materials

•	Changes in customer demand and requirements

In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. A. Schulman does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman’s periodic filings with the Securities and Exchange Commission.

# # #

A. SCHULMAN INC. AND ITS CONSOLIDATED SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended

	May 31, 2003	May 31, 2002	May 31, 2003	May 31, 2002

	(Unaudited)		(Unaudited)
Net Sales	$298,402,000	$259,617,000	$833,453,000	$711,319,000
Interest and Other Income	419,000	580,000	1,526,000	1,595,000

	298,821,000	260,197,000	834,979,000	712,914,000

Cost of Sales	253,542,000	211,745,000	707,857,000	595,999,000
Other Costs and Expenses	32,580,000	30,915,000	89,885,000	83,434,000
Restructuring expense — N. America	4,093,000	—	4,093,000	—

	290,215,000	242,660,000	801,835,000	679,433,000

Income Before Taxes	8,606,000	17,537,000	33,144,000	33,481,000
Provision for U.S. and Foreign
Income Taxes	6,226,000	5,833,000	17,747,000	12,110,000

Net Income	$2,380,000	$11,704,000	$15,397,000	$21,371,000

Weighted Average Number of Shares
Outstanding:
Basic	29,495,962	29,339,664	29,477,914	29,258,664
Diluted	29,736,703	29,923,752	29,841,849	29,563,305
Earnings per Share:
Basic	$0.08	$0.40	$0.52	$0.73
Diluted	$0.08	$0.39	$0.51	$0.72

CONDENSED BALANCE SHEET

	May 31, 2003	August 31, 2002

	(Unaudited)
ASSETS
Current Assets	$487,880,000	$419,287,000
Other Assets	18,630,000	15,929,000
Net Property, Plant and Equipment	183,527,000	177,116,000

	$690,037,000	$612,332,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$138,156,000	$118,332,000
Long-Term Debt	76,838,000	81,038,000
Deferred Credits and Other Long-Term Liabilities, Etc.	66,324,000	56,601,000
Stockholders’ Equity	408,719,000	356,361,000

	$690,037,000	$612,332,000

Supplemental Segment Information (Unaudited)

	North America	Europe	Other	Consolidated

Three Months Ended May 31, 2003:
Sales to unaffiliated customers	$104,662,000	$193,740,000	$—	$298,402,000

Gross profit	$10,236,000	$34,624,000	$—	$44,860,000

Operating income (loss)	$(5,746,000)	$19,271,000	$—	$13,525,000
Interest expense, net	—	—	(826,000)	(826,000)
Restructuring expense — N. America	—	—	(4,093,000)	(4,093,000)

Income (loss) before taxes	$(5,746,000)	$19,271,000	$(4,919,000)	$8,606,000

Three Months Ended May 31, 2002:
Sales to unaffiliated customers	$106,752,000	$152,865,000	$—	$259,617,000

Gross profit	$17,032,000	$30,840,000	$—	$47,872,000

Operating income	$1,229,000	$17,210,000	$—	$18,439,000
Interest expense, net	—	—	(902,000)	(902,000)

Income before taxes	$1,229,000	$17,210,000	$(902,000)	$17,537,000

Nine Months Ended May 31, 2003:
Sales to unaffiliated customers	$299,035,000	$534,418,000	$—	$833,453,000

Gross profit	$29,942,000	$95,654,000	$—	$125,596,000

Operating income (loss)	$(13,084,000)	$52,605,000	$—	$39,521,000
Interest expense, net	—	—	(2,284,000)	(2,284,000)
Restructuring expense — N. America	—	—	(4,093,000)	(4,093,000)

Income (loss) before taxes	$(13,084,000)	$52,605,000	$(6,377,000)	$33,144,000

Nine Months Ended May 31, 2002:
Sales to unaffiliated customers	$286,872,000	$424,447,000	$—	$711,319,000

Gross profit	$40,893,000	$74,427,000	$—	$115,320,000

Operating income	$385,000	$35,861,000	$—	$36,246,000
Interest expense, net	—	—	(2,765,000)	(2,765,000)

Income before taxes	$385,000	$35,861,000	$(2,765,000)	$33,481,000